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WOODWARD GOVERNOR COMPANY
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Woodward Governor Company P.O. Box 1519 1000 E. Drake Road Fort Collins, Colorado 80525 Tel: 970-482-5811 Fax: 970-498-3058

WOODWARD GOVERNOR COMPANY
NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT

December 12, 2008

Dear Stockholder:

You are cordially invited to attend the Company’s annual meeting at 1:00 p.m., Mountain Standard Time, on Thursday, January 22, 2009, at the Hilton Fort Collins located at 425 West Prospect Road, Fort Collins, Colorado. Registration for the meeting will be conducted in Salon 4 and 6. We invite you to join our directors and members of our management team for an informal social period from 12:00 noon to 1:00 p.m. The formal meeting will begin promptly at 1:00 p.m.

Parking is available on site. A map is located on the back of this proxy statement.

Please complete and return your proxy card by mail, or vote via telephone or the Internet, as soon as possible regardless of whether you plan to attend.

Sincerely yours,

WOODWARD GOVERNOR COMPANY

Thomas A. Gendron
Chairman, Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to Be Held on January 22, 2009:

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2008, including consolidated financial statements, are available to you at http://www.woodward.com.

Thursday, January 22, 2009 1:00 p.m. MST Hilton Fort Collins 425 West Prospect Road Fort Collins, Colorado	The purpose of our Annual Meeting is to:

1.  Elect four directors to serve for a term of three years each;

2. Consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending September 30, 2009; and

3. Transact other business that properly comes before the meeting, or any postponement or adjournment thereof.

Stockholders who owned Woodward common stock at the close of business on the record date, November 24, 2008, are entitled to vote at the meeting, or any postponement or adjournment thereof.

By Order of the Board of Directors,

WOODWARD GOVERNOR COMPANY

A. Christopher Fawzy,

Corporate Secretary

December 12, 2008

YOUR VOTE IS IMPORTANT
Even if you plan to attend the meeting in person, please date, sign, and return your proxy card in the enclosed envelope, or vote via telephone or the Internet, as soon as possible. Prompt response is helpful and your cooperation will be appreciated.

Annual Report on Form 10-K

You may obtain a free copy of our Annual Report on Form 10-K for the year ended September 30, 2008, filed with the Securities and Exchange Commission (“SEC”) and available at its website at www.sec.gov. Please contact the Corporate Secretary, Woodward Governor Company, P. O. Box 1519, 1000 E. Drake Road, Fort Collins, Colorado 80525 or email investorrelations@woodward.com. This report is also available at www.woodward.com.

About the Annual Meeting and Voting

Woodward Governor Company (“Woodward” or the “Company”), on behalf of its Board of Directors (the “Board”), is soliciting your proxy to vote at our annual meeting of stockholders (or at any postponement or adjournment of the meeting). This proxy statement summarizes the information you need to know to vote at the meeting.

We began mailing this proxy statement and the enclosed proxy card on or about December 12, 2008, to all stockholders entitled to vote. The Woodward Governor Company Annual Report, which includes our financial statements, is being sent with this proxy statement. The financial statements contained in the Woodward Governor Company Annual Report are not deemed material to the exercise of prudent judgment in regard to the matters to be acted upon at the annual meeting, and, therefore, are not incorporated by reference into this proxy statement.

Stockholders who owned Woodward common stock at the close of business on the record date, November 24, 2008, are entitled to vote at the meeting. As of the record date, there were 67,789,021 shares of Woodward common stock outstanding.

Each share of Woodward common stock that you own entitles you to one vote on each matter presented at the meeting, except for the election of directors, in which you may cumulate your votes. Since four directors are standing for election, you will be entitled to four director votes for each share of stock you own. Of this total, you may choose how many votes you wish to cast for each director.

Woodward offers stockholders the opportunity to vote by mail, by telephone, or via the Internet. Instructions to use these methods are set forth on the enclosed proxy card.

If you vote by telephone or via the Internet, please have your proxy or voting instruction card available. A telephone or Internet vote authorizes the named proxies in the same manner as if you marked, signed, and returned the card by mail. Voting by telephone and via the Internet are valid proxy voting methods under the laws of Delaware (our state of incorporation) and our Amended and Restated Bylaws (our “Bylaws”).

If you properly fill in your proxy card and send it to us in time to vote, one of the individuals named on your proxy card (your “proxy”) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares:

“FOR” the election of the Board’s nominees to the Board; and

“FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm.

If any other matter is presented at the meeting, your proxy will vote in accordance with his best judgment. At the time this proxy statement went to press, we knew of no other matters to be acted on at the meeting.

You may revoke your proxy by:

•	entering a new vote by telephone, over the Internet, or by signing and returning another signed proxy card at a later date,

•	notifying our Corporate Secretary in writing before the meeting that you have revoked your proxy, or

•	voting in person at the meeting.

If you want to give your written proxy to someone other than the individuals named on the proxy card:

•	cross out the individuals named and insert the name of the individual you are authorizing to vote, or

•	provide a written authorization to the individual you are authorizing to vote along with your proxy card.

Summary of Proposals Submitted for Vote

Proposal 1: Election of Directors

Nominees:  At the annual meeting, you will be asked to elect four directors to the Board. Each director will be elected to a three-year term and will hold office until the 2011 annual meeting held in or about January 2012 and until a successor is elected and qualifies.

Vote Required:  Directors are elected by a plurality vote of shares present at the meeting in person or by proxy, meaning that the four director nominees receiving the most votes will be elected.

Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm:  At the annual meeting, you will be asked to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year ending September 30, 2009.

Vote Required:  An affirmative vote by the holders of the majority of shares present at the meeting in person or by proxy will be required to ratify the Audit Committee’s appointment of the independent registered public accounting firm.

Quorum:  A quorum of stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, at the meeting of holders of shares representing a majority of the votes of the common stock entitled to vote constitutes a quorum. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others because he or she is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no instruction is given. Abstentions with respect to matters other than the election of directors have the same effect as votes against a matter.

The Board unanimously recommends that the stockholders vote FOR each of the proposals listed above.

The following are only summaries of the proposals. You should review the full discussion of each proposal in this proxy statement before casting your vote.

Board of Directors

Structure	Our Board currently consists of ten directors and is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term.

Each of the four directors standing for election at the 2008 Annual Meeting of Stockholders has been nominated by the Board at the recommendation of the Nominating and Governance Committee to hold office for a three-year term expiring in 2012 or when a successor is elected and qualifies. Other directors are not standing for election at this meeting and will continue in office for the remainder of their respective terms.

If a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the Nominating and Governance Committee.

Board of Directors (continued)

  PROPOSAL 1 — ELECTION OF DIRECTORS

Directors Standing for Election at This Meeting for Terms Expiring in 2012:

Paul Donovan

Age: 61

Retired Executive Vice President and Chief Financial Officer of Wisconsin Energy Corporation. Other directorships: AMCORE Financial, Inc. and CLARCOR, Inc.

Mr. Donovan has been a director of the Company since 2000.

Thomas A. Gendron

Age: 47

Chairman of the Board of the Company since January 23, 2008; Chief Executive Officer and President of the Company since July 1, 2005; previously served as President and Chief Operating Officer of the Company from September 2002 until July 1, 2005 and as Vice President, Industrial Controls from February 1999 until September 2002. Other directorships: none.

Mr. Gendron has been a director of the Company since 2005.

John A. Halbrook

Age: 63

Chairman of the Board of the Company until January 23, 2008; previously served as Chief Executive Officer of the Company until July 1, 2005. Other directorships: AMCORE Financial, Inc. and HNI Corporation.

Mr. Halbrook has been a director of the Company since 1991.

Dr. Ronald M. Sega

Age: 55

Dr. Sega is Vice President for Energy, Environment, and Applied Research with the Colorado State University (“CSU”) Research Foundation. Prior to joining CSU, Dr. Sega served as Under Secretary for the U.S. Air Force. In addition, as a former NASA astronaut, Dr. Sega is a two-time shuttle veteran. Other directorships: Rentech, Inc.

Dr. Sega has been a director since April 2008.

Board of Directors (continued)

Directors Remaining in Office Until 2010:

John D. Cohn

Age: 54

Senior Vice President, Strategic Development and Communications, of Rockwell Automation, Inc., a global provider of industrial automation power, control, and information solutions. Other directorships: none.

Mr. Cohn has been a director of the Company since 2002.

Michael H. Joyce

Age: 68

Mr. Joyce retired as President and Chief Operating Officer of Twin Disc, Inc. on July 31, 2006. Other directorships: none. Mr. Joyce retired as a director of The Oilgear Company in December 2006.

Mr. Joyce has been a director of the Company since 2000.

James R. Rulseh

Age: 53

Regional Vice President — Americas, of Modine Manufacturing Company, a specialist in thermal management products, bringing heating and cooling technology to diversified markets. Other directorships: Proliance International, Inc.

Mr. Rulseh has been a director of the Company since 2002.

Board of Directors (continued)

Directors Remaining in Office Until 2011:

Mary L. Petrovich

Age: 45

Chief Executive Officer of AxleTech International, a supplier of off-highway and specialty vehicle drive train systems and components. Other directorships: none.

Ms. Petrovich has been a director of the Company since 2002.

Larry E. Rittenberg

Age: 62

PhD, CIA, CPA, Ernst & Young Professor of Accounting & Information Systems at the University of Wisconsin. Mr. Rittenberg is the current Chairman of The Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). COSO is a voluntary private sector organization dedicated to improving the quality of financial reporting through business ethics, effective internal controls, and corporate governance. Other directorships: none.

Mr. Rittenberg has been a director of the Company since 2004.

Michael T. Yonker

Age: 66

Retired President and Chief Executive Officer of Portec, Inc., which had operations in the construction equipment, materials handling, and railroad products industries. Other directorships: Modine Manufacturing Company, Inc. and Emcor Group, Inc. Mr. Yonker retired as a director of Proliance, Inc. in 2006.

Mr. Yonker has been a director of the Company since 1993.

Your Board recommends a vote “FOR” the nominees presented in Proposal 1.

Board of Directors (continued)

Governance Documents

Woodward’s policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of The Nasdaq Stock Market, Inc. (“Nasdaq”), SEC rules and regulations, and the corporate governance requirements of the Sarbanes-Oxley Act of 2002. Woodward maintains a corporate governance page on its website at www.woodward.com that can be accessed by clicking on “Investor Information” and then on “Corporate Governance.” Included on this site are the following documents adopted by our Board: our Director Guidelines; Executive/Director Stock Ownership Guidelines; our charters for Audit, Compensation, Executive, and Nominating and Governance Committees; the Woodward Codes of Business Conduct and Ethics for directors, officers, and members, including the Woodward Code of Ethics for Senior Financial Officers and Other Finance Members; and our Related Person Transaction Policies and Procedures.
Independent Directors

The Board has determined that each member of the Board, other than Mr. Gendron and Mr. Halbrook, is independent under the criteria established by SEC rules and regulations and Nasdaq listing requirements for independent board members. In addition, the Board has determined that the members of the Audit Committee meet the additional independence criteria required for audit committee membership.

Board Meetings and Committees

The Board met seven times in fiscal 2008; all incumbent directors attended more than 75 percent of the aggregate of the total meetings of the Board and all committees of the Board on which they served. Directors are invited, but are not required, to attend annual meetings of stockholders. All directors, except Mr. Halbrook, attended the Company’s last annual meeting of stockholders.

The Board has the following standing committees: Audit Committee; Compensation Committee; Executive Committee; and Nominating and Governance Committee. All actions by committees are reported to the Board at the next scheduled meeting.

Committee Membership

Nominating
Name	Audit		Compensation		Executive		and Governance
John D. Cohn			■

Paul Donovan	■	*			■

Thomas A. Gendron					■	*

John A. Halbrook					■

Michael H. Joyce	■				■

Mary L. Petrovich	■

Larry E. Rittenberg	■						■

James R. Rulseh			■	*			■

Dr. Ronald M. Sega							■

Michael T. Yonker			■		■		■	*

*	Chairman

Audit Committee	The Audit Committee oversees and monitors the Company’s accounting and financial reporting processes, including the quality of internal controls over those processes and audits of the Company’s financial statements and internal controls over financial reporting. The Audit Committee produces an annual report relating to the Company’s financial statements in compliance with applicable rules and regulations and recommends to the Board of Directors that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K. The Audit Committee also retains, oversees, and evaluates the independent registered public accounting firm. The Audit Committee operates under a charter that more fully describes the responsibilities of the Audit Committee. The Audit Committee also reviews its charter annually and recommends to the Board of Directors such revisions as it deems necessary. The Audit Committee charter is available for review on the Company’s website at http://www.woodward.com/pdf/corp/AudCommCharter.pdf.

Consistent with SEC regulations and Nasdaq’s independent director and Audit Committee listing standards, and in accordance with the Committee charter, all members of the Audit Committee are independent directors. The Board of Directors has determined that all members of the Audit Committee are Audit Committee Financial Experts, as the Securities and Exchange Commission defines that term and have experience resulting in “financial sophistication” as defined under Nasdaq listing requirements.

The Audit Committee held six meetings in fiscal 2008.

Compensation Committee	The Compensation Committee reviews and approves the compensation of all of our executive officers. The Compensation Committee has oversight responsibility for the Company’s annual incentive plan, the Long-Term Management Incentive Compensation Plan, the 2002 Stock Option Plan, and the 2006 Omnibus Incentive Plan. The Compensation Committee determines and takes all action, including granting of all incentives and/or stock options to eligible Company employees, in accordance with the terms of the plans. Consistent with Nasdaq’s independent director listing requirements, and in accordance with the Compensation Committee charter, all members of the Compensation Committee are independent directors.

Board Meetings and Committees (continued)

The Compensation Committee reviews performance against targets for both the annual incentive compensation plan and the long-term incentive compensation plan.

General

The principal responsibilities of the Compensation Committee are to, among other things, discharge the responsibilities of the Board relating to compensation of the Company’s Chief Executive Officer and other officers, produce an annual report relating to the Company’s Compensation Discussion and Analysis (“CD&A”), and recommend to the Board the inclusion of the CD&A in the Company’s Annual Report on Form 10-K and proxy statement. The Compensation Committee’s written charter, which describes the specific duties of the Compensation Committee, is available on the Company’s corporate website at http://www.woodward.com/pdf/corp/CompCommCharter.pdf.

The Compensation Committee meets as often as necessary to perform its duties and responsibilities. The Compensation Committee held four meetings in fiscal 2008. These meetings were held to review company and executive performance in fiscal 2008, and to receive and review information regarding compensation trends and competitive compensation information.

In making its decisions and completing its annual review of our Executive Compensation Program, the Compensation Committee routinely examines the following important business factors:

• financial reports on performance versus budget and compared to prior year performance;

• calculations and reports on levels of achievement of corporate performance objectives;

• reports on the Company’s strategic initiatives and budget for future periods;

• information on the executive officers’ stock ownership and option holdings;

• information regarding equity compensation plan dilution;

• data regarding the total compensation of our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers (our “NEOs”), including base salary, cash incentives, equity awards, and perquisites; and

• information regarding compensation programs and compensation levels at our peer comparator group identified by our compensation consultant and described under the caption “Compensation Discussion and Analysis — Compensation Philosophy and Strategy — Competitive Comparisons.”

Delegation of Authority

The Compensation Committee Charter provides authority to the Compensation Committee to delegate its role and responsibilities to subcommittees entirely made up of Compensation Committee members.

The Compensation Committee delegated to the Chairman of the Compensation Committee the authority to approve any and all option exercises when the optionee will pay for the cost of the option and/or the taxes associated with the transaction with stock previously owned and held by the optionee for at least six months. The Chairman of the Compensation Committee may further delegate the responsibilities to any other member of the Compensation Committee.

The Compensation Committee’s Interaction with Management

In order to ensure that compensation programs are aligned with appropriate Company performance goals and strategic direction, management, including the Chief Executive Officer, the Director Global HR Services, the Vice President, Human Resources, and the General Counsel, works closely with the Compensation Committee in the compensation-setting process. Specifically, management will annually contribute to the annual process by:

• providing compensation data to our compensation consultant for comparative benchmarking;

Board Meetings and Committees (continued)

• evaluating NEO performance (with the exception of our Chief Executive Officer);

• making recommendations to the Compensation Committee regarding annual short-term incentive plan design and performance metrics; and

• making recommendations to the Compensation Committee regarding the compensation of our NEOs (with the exception of the Chief Executive Officer) for base salary, annual short-term incentive compensation targets, long-term cash incentive target compensation, and long-term equity compensation. The Chief Executive Officer’s compensation, including base salary, is determined by the Compensation Committee, with guidance from our compensation consultant, relative to comparative market data, as well as measuring his performance against Compensation Committee and Board expectations.

All decisions regarding executive compensation are ultimately made by the Compensation Committee.

The Company’s Director, Global HR Support Services, works with the Compensation Committee Chair to establish the agenda for Compensation Committee meetings. At the Compensation Committee’s request, the Chief Executive Officer regularly attends the meetings and provides background information regarding the Company’s strategic objectives, evaluation of the performance of the senior executive officers, and compensation recommendations as to senior executive officers other than himself. The Compensation Committee may also seek input from the Vice President, Human Resources, and the General Counsel, as necessary and appropriate, to carry out its duties. The Vice President, Human Resources, provides input on: executive compensation structure, performance assessment process and data, potential promotions, potential re-organizations, and compensation associated with promotions.

Interaction with Compensation Consultants

In making its determinations with respect to executive compensation, the Compensation Committee has historically engaged the services of a compensation consultant. In fiscal 2008, the Compensation Committee retained the services of Hewitt Associates, Inc. (“Hewitt”) to assist with its review of the compensation package of the NEOs.

The Compensation Committee retains Hewitt primarily to provide guidance for executive compensation purposes. Annually, Hewitt provides the Compensation Committee with a Management Compensation Analysis comparing the compensation for the NEOs to our compensation philosophy and the compensation philosophies of our peer comparator group for base salary, target bonus, target total cash, long-term cash and equity incentives, and target total compensation. In carrying out its assignment, the consultant may interact with members of management, including but not limited to the Chief Executive Officer, the Vice President, Human Resources, the General Counsel, the Corporate Controller, and the Director, Global HR Support Services.

Hewitt additionally acts as a global compensation and benefits consultant for the Company and provides total compensation data for all of the Management Incentive Plan participants other than the NEOs. Management also utilizes Hewitt’s benefits-related survey data with respect to compensation benchmarking for non-NEOs.

It is the Compensation Committee’s and the Company’s belief that, as a result of the interactions with the Compensation Committee and management, Hewitt has a well developed understanding of our business, and is well positioned to provide objective guidance on compensation and benefit plans that are aligned with, and reinforce, our strategies and goals.

Executive Committee	The Executive Committee exercises all the powers and authority of the Board in the management of the business when the Board is not in session, and when, in the opinion of the Chairman of the Board, a particular matter should not be postponed until the next scheduled Board Meeting, the Executive Committee may declare cash dividends. The Executive Committee may not authorize certain major corporate actions such as amending the Certificate of Incorporation, amending the Bylaws, adopting an agreement of merger or consolidation, or

Board Meetings and Committees (continued)

recommending the sale, lease, or exchange of substantially all of our assets. The Executive Committee held one meeting in fiscal 2008. The Executive Committee charter is available for review on the Company’s website at http://www.woodward.com/pdf/corp.ExecCommChart.pdf.

Nominating and Governance Committee	The Nominating and Governance Committee recommends qualified individuals to fill any vacancies on the Board, develops and administers the Director Guidelines and the Company’s corporate governance guidelines, and establishes other guidelines, such as stock holding requirements for officers and directors. In accordance with SEC rules and regulations, Nasdaq listing requirements, and the Nominating and Governance Committee’s charter, all members of the Nominating and Governance Committee are independent directors. The Nominating and Governance Committee held three meetings in fiscal 2008. The Nominating and Governance Committee charter is available for review on the Company’s website at http://www.woodward.com/pdf/corp/NomGovernCommCharter.pdf.

Director Nomination Process	The Nominating and Governance Committee considers candidates for Board membership as recommended by directors, management, or stockholders. The Nominating and Governance Committee uses the same criteria to evaluate all candidates for Board membership, whether recommended by directors, management, or stockholders. As it deems necessary, the Nominating and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees, although it did not engage such a third party consultant in fiscal 2008.

Director candidates are expected to be guided by the philosophy and concepts of human and industrial association as expressed in the Company’s Constitution and to possess the highest levels of personal and professional ethics, integrity, values, and independence. Prospective directors should be committed to representing the long-term interests of the stockholders. A potential director must exhibit an inquisitive and objective perspective, an ability to think strategically, an ability to identify practical problems, and an ability to assess alternative courses of action that contribute to the long-term success of the business. The Nominating and Governance Committee is committed to exercising best practices of corporate governance and recognizes the importance of a Board that contains diverse experience at policy-making levels in business, public service, education, and technology, as well as other relevant knowledge that contributes to the Company’s global activities. Director candidates must have industry expertise and/or commit to understanding the Company’s industry as a basis to address strategic and operational issues of importance to the Company.

Every effort is made to complement and supplement skills within the Board and strengthen identified areas of need. The Nominating and Governance Committee considers relevant factors, as it deems appropriate, including the current composition of the Board and the need for expertise on various Board committees. The Committee considers the ability of candidates to meet independence and other requirements of the SEC or other regulatory bodies exercising authority over the Company. In assessing candidates, the Nominating and Governance Committee considers criteria such as education, experience, diversity, knowledge, and understanding of matters such as finance, manufacturing, technology, distribution, and other areas that are frequently encountered by a complex business. The Nominating and Governance Committee makes inquiries of prospective Board candidates about their ability to devote sufficient time to carry out their duties and responsibilities effectively, and whether they are committed to serve on the Board for a sufficient time to make significant contributions to the governance of the organization. Generally, candidates should be under the age of 70.

The Nominating and Governance Committee evaluation normally requires one or more members of the Nominating and Governance Committee, and others as appropriate, to interview prospective nominees in person or by telephone. Upon identification of a qualified candidate, the Nominating and Governance Committee will recommend a candidate for consideration by the full Board.

Board Meetings and Committees (continued)

Stockholders wishing to suggest a candidate for Board membership should write our Corporate Secretary at P.O. Box 1519, 1000 E. Drake Road, Fort Collins, Colorado 80525 and include:

• the stockholder’s name and contact information;

• a statement that the writer is a stockholder of record and is proposing a candidate for consideration by the Nominating and Governance Committee;

• the name of, and contact information for, the candidate and a statement that the candidate is willing to be considered and serve as a director, if nominated and elected;

• a statement of the candidate’s business and educational experience;

• information regarding the factors described above sufficient to enable the Nominating and Governance Committee to evaluate the candidate;

• a statement of the value that the candidate would add to the board;

• a statement detailing any relationship between the candidate and any of our customers, suppliers, or competitors; and

• detailed information about any relationship or understanding between the proposing stockholder and the candidate.

In connection with its evaluation, the Nominating and Governance Committee may request additional information from the candidate or the recommending stockholder. The Nominating and Governance Committee has discretion to decide which individuals to recommend for nomination as directors. In order to give the Nominating and Governance Committee sufficient time to evaluate a recommended candidate, the recommendation should be received by our Corporate Secretary not later than the 120th calendar day before the one year anniversary of the date our proxy statement was mailed to stockholders in connection with the previous year’s annual meeting of stockholders. No candidates for director nominations were submitted to the Nominating and Governance Committee by any stockholder in connection with the election of directors at this annual meeting.

Lead Director	Mr. Joyce serves as “Lead Director.” The Lead Director chairs separate meetings of the independent directors, generally following each regularly scheduled Board meeting. Topics discussed are at the discretion of the independent directors. The Lead Director then meets with the Chief Executive Officer to review items discussed at the meeting.

Stockholder Communications with the Board of Directors	Stockholders may send communications to the Board by submitting a letter addressed to: Woodward Governor Company, Attn: Corporate Secretary, P. O. Box 1519, 1000 E. Drake Road, Fort Collins, Colorado 80525.

The Board has instructed the Corporate Secretary to forward such communications to the Lead Director. The Board has also instructed the Corporate Secretary to review such correspondence and, at the Corporate Secretary’s discretion, not to forward correspondence which is deemed of a commercial or frivolous nature or inappropriate for Board consideration. The Corporate Secretary may also forward the stockholder communication within the Company to the Chief Executive Officer and President or to another executive officer to facilitate an appropriate response.

The Corporate Secretary will maintain a log of all communications from stockholders and the disposition of such communications for review by the directors at least annually.

Related Person Transaction Policies and Procedures	In November 2007, the Board adopted our Related Person Transaction Policies and Procedures (our “RPT Policy”), which provides that the Audit Committee will review and approve Interested Transactions (as described below). Our RPT Policy delegates the authority to act with respect to Interested Transactions that are valued below a stated threshold to the Chair of the Audit Committee.

Our RPT Policy defines an “Interested Transaction” with reference to transactions described in Item 404 of Regulation S-K promulgated by the SEC, which generally means a transaction,

Board Meetings and Committees (continued)

arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships or any material amendments or modifications thereto in which the Company (including any of its subsidiaries) was, is, or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has, or will have a direct or indirect interest.

“Related Person” also is defined in our RPT Policy with respect to the definitions contained in Item 404 of Regulation S-K. Generally, “Related Persons” consist of any director or executive officer of the Company, any nominee for director, any holder of five percent or more of the Company’s common stock, or any immediate family member of any such persons. “Immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of any such person, and any person (other than a tenant or employee) sharing the household of such person. It may also include entities with which any of such persons have a relationship.

The approval procedures in our RPT Policy state that the Audit Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances. In addition, our RPT Policy states that, in connection with the approval or ratification of an Interested Transaction involving an outside director or nominee for director, the Audit Committee should consider whether such transaction would compromise such director’s status as: (1) an independent director under Nasdaq’s independence standards, (2) an “outside director” under Section 162(m) of the Internal Revenue Code, or a “non-employee director” under Rule 16b-3 under the Exchange Act, if such non-employee director serves on the Compensation Committee of the Board, or (3) an independent director under Rule 10A-3 of the Exchange Act, if such non-employee director serves on the Audit Committee of the Board. Our RPT Policy also identifies certain transactions that are deemed to be pre-approved, including transactions involving competitive bids, regulated transactions, and employee transactions.

Our RPT Policy is available for review on the Company’s website at http://www.woodward.com/pdf/corp/RelatedPersonsTransactionPolicy.pdf.

Prior to November 2007, the Company’s unwritten policy with respect to Related Person transactions was to evaluate and monitor Related Person transactions. Any such material transaction was required to comply with the Company’s policies, including the Company’s Code of Conduct which addresses conflicts of interest, and any payments by the Company to a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director or officer for goods or services, or other contractual arrangements were required to be approved by the Audit Committee in accordance with the Nasdaq rules and be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

In 2002, we purchased a company named Leonhard Reglerbau Dr. Ing. Adolf Leonhard GmbH from Gerhard Lauffer in an arms-length transaction. At the time, Mr. Lauffer was unaffiliated with the Company. In connection with this acquisition, the parties negotiated lease agreements for property located in Stuttgart, Germany used by the acquired company but owned by an entity owned and controlled by Mr. Lauffer (the “Lauffer Affiliate”). Upon completion of this acquisition, Mr. Lauffer became an employee of the Company and is currently its Group Vice President, Electrical Power Systems. The terms of the lease agreements were agreed upon by us at a time when Mr. Lauffer was not a Related Person of the Company and, therefore, our RPT policy was not applicable in connection with this transaction. In November 2007, the rental rates were renegotiated in accordance with the terms of the original lease agreements to reflect current market prices for similar properties in the vicinity. Following this renegotiation, the modified rental rates were approved by the Audit Committee in accordance with our RPT Policy. These modified rental rates resulted in payments to Mr. Lauffer of an amount equivalent to approximately USD$1,000,000 in Euros in fiscal 2008 under the lease agreements. One of the lease agreements expires in 2011 and the other expires in 2013; however, each lease agreement

Board Meetings and Committees (continued)

is automatically extended for additional five-year terms if not terminated by either party one year before the end of the then-current term. The rental rate under the lease agreements was to be reevaluated every three years but no such revaluation had occurred until November 2007. Because the rental rates were not reviewed in 2005 as provided in the lease agreements, the Company had agreed to reevaluate the rates to reflect any additional market changes in March 2008, the six-year anniversary of this acquisition, and to thereafter reevaluate the rates every three years in accordance with the initial intent of the lease agreements. No amendments were made to the rates during fiscal 2008. Since the rental rates currently remain unchanged from 2008 levels, we anticipate similar levels of payment to Mr. Lauffer in Euros in fiscal 2009 as occurred in fiscal 2008. All subsequent reevaluations and proposals for revised rental rates will be subject to approval in accordance with our RPT Policy.

The Company did not enter into, nor did it have ongoing, any other Interested Transactions in fiscal 2008.

Compensation Committee Interlocks and Insider Participation	Messrs. Rulseh, Cohn and Yonker served as members of the Compensation Committee during fiscal 2008. The Compensation Committee members have no interlocking relationships required to be disclosed under SEC rules and regulations.

Director Compensation	We do not pay directors who are also Woodward employees additional compensation for their service as directors. In addition to reasonable expenses for attending meetings of the Board, non-employee directors received the following compensation in fiscal 2008:

Monthly Retainer	$3,000

Each Board meeting attended	$2,000

Telephonic Board meetings	$500

Each Committee meeting attended — Chairman	$2,500

Each Committee meeting attended — all others	$1,500

Telephonic Committee Meetings — Chairman	$1,000

Telephonic Committee Meetings — all others	$500

Lead Director — each independent director meeting	$2,500

Audit Committee Chairman — additional monthly retainer	$750

The following table shows the compensation paid to the non-employee members of the Board during the fiscal year ended September 30, 2008:

	Fees
	Paid in Cash	Option Awards	Total
Director	($)	($)(1)	($)
John D. Cohn	$51,500	$8,916	$60,416

Paul Donovan	$70,000	$8,916	$78,916

John A. Halbrook(2)	$68,000	$64,345	$132,345

Michael H. Joyce	$68,500	$8,916	$77,416

Mary L. Petrovich	$54,000	$8,916	$62,916

Larry E. Rittenberg	$59,500	$8,916	$68,416

James R. Rulseh	$58,500	$8,916	$67,416

Dr. Ronald Sega	$15,000	—	$15,000

Michael T. Yonker	$60,500	$8,916	$69,416

(1)	On November 16, 2007, each non-employee director was awarded options to purchase 5,700 shares of Woodward common stock at $32.73 per share, the closing price of Woodward common stock on that date as quoted on the Nasdaq Global Select Market, under our 2006 Omnibus Incentive Plan (the “2006 Plan”). The number of options awarded and grant price have been adjusted to reflect the 2 for 1 stock split approved by the stockholders at the 2007 Annual Meeting of the Stockholders held on January 23, 2008. These options vest at the rate of 25% per year. Stock options granted prior to fiscal 2008 vested at the rate of 100% per year. The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 30, 2008, in accordance with Statement of Financial Accounting Standard No. 123R, “Share-Based Payments” (“SFAS 123R”), of option awards under the 2006 Plan and the 2002 Stock Option Plan (the “2002 Plan”) and

Board Meetings and Committees (continued)

thus include amounts from awards granted in and prior to 2008. Assumptions used in the calculation of these amounts are described in footnote 15 to the Company’s audited financial statements for the fiscal year ended September 30, 2008 included in the Company’s Annual Report on Form 10-K filed with the SEC on November 12, 2008. The full grant date fair value of each option awarded in 2008, determined in accordance with SFAS 123R, based on the assumptions discussed under the Summary Compensation Table below, without regard to when the award was recognized for financial reporting purposes, is equal to $6.2570.

Option awards outstanding as of September 30, 2008 are as follows:

	Options Not		Options
Director	Vested	Options Vested	Outstanding
John D. Cohn	5,700	18,200	23,900

Paul Donovan	5,700	0	5,700

John A. Halbrook	17,700	1,112,200	1,129,900

Michael H. Joyce	5,700	17,200	22,900

Mary L. Petrovich	5,700	38,200	43,900

Larry E. Rittenberg	5,700	26,200	31,900

James R. Rulseh	5,700	17,200	22,900

Dr. Ronald Sega	0	0	0

Michael T. Yonker	5,700	26,200	31,900

(2)	Mr. Halbrook’s option award amount includes compensation expense recognized in 2008 for stock options granted in 2004 ($55,429) and 2007 ($8,916). The awards from 2004 were when Mr. Halbrook was the Chief Executive Officer of Woodward.

Note: No stock awards or non-equity incentive plan compensation were awarded to directors in 2008. Non-employee Directors have no pension plan or nonqualified deferred compensation earnings, and receive no perquisites.

Stock Ownership of Management

Directors and Named Executive Officers	The following table shows how much Woodward common stock was beneficially owned, as of November 14, 2008, by each director, each named executive officer of the Company, and all directors and named executive officers as a group:

	Number
Non-Employee Directors	of Shares(1)	Percent(1)

John D. Cohn	34,625	*
Paul Donovan	10,437	*
John A. Halbrook	2,371,633	3.36%
Michael H. Joyce	28,677	*
Mary L. Petrovich	56,565	*
Larry E. Rittenberg	37,945	*
James R. Rulseh	36,237	*
Dr. Ronald Sega	0	*
Michael T. Yonker	63,841	*

Named Executive Officers

Thomas A. Gendron	916,799	1.30%
Robert F. Weber, Jr.	84,157	*
Dennis M. Benning	43,186	*
Martin V. Glass	220,515	*
Gerhard Lauffer	106,875	*

All directors and named executive officers as a group (14 persons)	4,011,492	5.68%

*	Less than one percent.

(1)	The number of shares outstanding for purposes of calculating the percentages shown includes shares (does not include fractional shares) allocated to participant accounts of named executive officers under the Woodward Governor Company Retirement Savings Plan. The number of shares outstanding for purposes of calculating the percentages shown includes a number of shares of our common stock which may be acquired

Board Meetings and Committees (continued)

by each person referenced through the exercise of options within 60 days of November 14, 2008 in accordance with the rules of the SEC. The following table summarizes shares that may be exercised within 60 days of November 14, 2008:

Non-Employee Directors

John D. Cohn	1,425
Paul Donovan	1,425
John A. Halbrook	13,425
Michael H. Joyce	1,425
Mary L. Petrovich	1,425
Larry E. Rittenberg	1,425
James R. Rulseh	1,425
Dr. Ronald Sega	—
Michael T. Yonker	1,425

Named Executive Officers

Thomas A. Gendron	126,000
Robert F. Weber, Jr.	14,000
Dennis M. Benning	36,625
Martin V. Glass	36.625
Gerhard Lauffer	35,125

The Plan directs the Trustee to vote the shares allocated to participant accounts under the Woodward Stock Plan portion of the Plan as directed by such participants and to vote all allocated shares for which no timely instructions are received in the same proportion as the allocated shares for which instructions are received. Note: All shares have been adjusted to reflect the two-for-one stock split approved by the stockholders at the 2007 Annual Meeting of Stockholders held on January 23, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of our records, all reports required to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) were filed on a timely basis, with the exception of a late Form 3 filed by Woodward on behalf of Dr. Sega on May 16, 2008.

Persons Owning More Than Five Percent of Woodward Stock

The following table shows how much Woodward common stock was owned by each person known to us to own more than five percent of our common stock as of November 19, 2008.

Ownership of Common Stock
Principal Holders	Number of Shares		Percent
Royce & Associates, LLC 1414 Avenue of the Americas New York, New York 10019	5,848,642	(1)(4)	8.6%

Barclays Global Investors, NA 45 Fremont Street San Francisco, California 94105	3,883,120	(2)(4)	5.7%

Woodward Governor Company Profit Sharing Trust P. O. Box 1519 1000 E. Drake Road Fort Collins, Colorado 80525	7,507,375	(3)	11.1%

(1)	Royce & Associates, LLC has stated in the most recent Form 13G filing with the SEC that it has sole investment power and sole voting power for the entire holding.

(2)	Shares owned by Barclays Global Investor, NA and various affiliates in the U.S., Canada, England, Germany, Japan, and Australia. Barclays has stated in its most recent Form 13G filing with the SEC that it holds sole investment power for the entire holding and voting power for approximately 83% of the holding.

(3)	Shares owned by the Woodward Governor Company Profit Sharing Trust are held in its Retirement Savings Plan (the “Plan”). Vanguard Fiduciary Trust serves as Trustee of the Profit Sharing Trust. JPMorgan Chase Bank, N.A. serves as custodian of the Plan and holds the actual shares in a custodial account. All shares held in the Profit Sharing Trust are allocated to participant accounts. The Plan directs the Trustee to vote the shares allocated to participant accounts under the Woodward Stock Plan portion of the Plan as directed by such participants and to vote all allocated shares for which no timely instructions are received in the same proportion as the allocated shares for which instructions are received.

(4)	Stated number of shares owned based on filings with the SEC as of November 17, 2008 and reflects holdings as of September 30, 2008.

Compensation Discussion and Analysis

2008 Overview
Our Executive Compensation Program has been designed to (1) provide a competitive total compensation program which enables us to attract, retain, and motivate a high-performance executive management team, and (2) link the total compensation program payouts to Company and individual performance. We believe that proper administration of this program should result in the development of a management team that improves our fundamental financial performance and provides value to the long-term interests of the Company and its stockholders.

Our Executive Compensation Program is based on the overall financial performance of the Company and is structured as a total compensation package comprised of the following elements:

•	base salary;

•	annual short-term incentives, and

•	long-term incentive compensation, which includes cash and equity components.

In addition, the compensation program for NEOs includes health and welfare benefits, a deferred compensation program, defined contribution plans, change of control arrangements, and other ancillary benefits.

The Compensation Committee, comprised entirely of independent directors, has oversight responsibilities for the compensation program administration, and all compensation decisions with respect to our NEOs are subject to Compensation Committee review and approval. In making these decisions, the Compensation Committee uses a market-based compensation model wherein the responsibility and accountability of our NEOs are compared to similar positions at companies in our peer comparator group. In addition, Hewitt, an executive compensation consulting firm engaged by the Compensation Committee, provides guidance throughout the entire process, including guidance regarding the selection of our peer comparator group and the level of base salary, annual short-term incentive compensation, and long-term incentive compensation.

Compensation Philosophy and Strategy
Our compensation philosophy is to establish total compensation packages such that, when our fundamental financial performance is at target levels, total compensation (base salary, annual short-term cash incentives, and long term incentives) for each NEO is competitive with the 50th percentile market value total compensation for executives in comparable positions at companies in our peer comparator group.

We place a strong emphasis on variable compensation. Variable compensation plans (annual short-term incentives and long-term incentives) are designed so that the payout opportunity is directly linked to the achievement of pre-determined financial performance metrics, with upside opportunity for exceeding the pre-determined goals. We also use long-term incentives, including equity-based compensation, to align NEO and stockholder interests.

With each component of our Executive Compensation Program, we strive to align the interests of our NEOs with the interests of our stockholders in different ways, by focusing on both short-term and long-term performance goals, by promoting ownership of the Company, and by linking individual performance to our fundamental financial performance.

Competitive Comparisons
Our compensation programs are benchmarked to be competitive with our peer comparator group. Generally, companies in our peer comparator group are selected by the Compensation Committee, in consultation with Hewitt and management. These selections are made from the Hewitt Total Compensation Measurement database companies on the basis of competition for business or talent, global structure, level of operational complexity, similar revenue size, market capitalization, and manufacturing profile.

The Compensation Committee analyzes compensation decisions based on our peer comparator group as a whole and uses 50th percentile compensation data as a benchmark in determining our target compensation levels. In making these decisions and determinations, the Compensation Committee, in consultation with Hewitt and management, matches our NEOs with similarly positioned executives at companies in the peer comparator peer group. These matches facilitate pay comparisons based on functional matches, job duties, responsibilities, level of impact, and organizational level. The Compensation Committee uses the statistical methodology of regression analysis to bring comparator peer group revenues, and our corresponding target compensation levels, in alignment with our revenue. We use revenue for this analysis because we believe that revenue can be a proxy for the scope and complexity of the NEO position that is being compared.

Compensation Discussion and Analysis (continued)

Our peer comparator group identified below was used in fiscal 2008 to benchmark target compensation opportunities across each component of compensation, including base salary, annual short-term incentive compensation, and long-term incentive compensation and, when considered in the aggregate, the total compensation for each NEO.

Comparator Peer Group
Ameron International Corporation Ametek, Inc. AMSTED Industries Inc. BAE Systems, Inc. Brady Corporation Crane Co. Curtiss-Wright Corp. Donaldson Company, Inc. ESCO Technologies Inc.	Flowserve Corporation FMC Technologies, Inc. Goodrich Corporation Graco Inc. Herman Miller, Inc. Honeywell International Inc. Hubbell Inc. IDEX Corp. ITT Corporation	Joy Global Inc. Kaman Corporation Milacron Inc. MOOG Inc. Parker Hannifin Corporation Rockwell Automation Sauer-Danfoss Inc. Thomas & Betts Corporation Valmont Industries, Inc. Waters Corporation

For purposes of developing the performance metrics for determining the payout under the cash component of the long-term incentive plan, the Compensation Committee has approved a relative measure methodology wherein we compare our performance to the S&P Small Cap 600, of which we are a member. We believe that, for the cash component of the long-term incentive plan, this measure is more appropriate as a benchmark of our performance against a larger and broader population of companies, which is representative of investment options available to the market. We believe that outperforming the benchmark should result in an increase in stockholder value.

Allocation Between Current and Long-Term Compensation
We use a mix of pay comparison analysis when reviewing our total compensation. This analysis reviews how pay is delivered at our Company relative to companies in our peer comparator group, in particular, the relationship between fixed and variable pay, and short-term and long-term compensation. The following table sets forth our pay mix in fiscal 2008.

Pay Mix
Base Salary	Annual Short-Term Incentive	Long-Term Incentive
32%	23%	45%

We look to market practice in our peer comparator group as a guide for pay mix in order to minimize any recruiting disadvantages that may result from a pay structure that differs materially from outside opportunities. Accordingly, our pay mix in fiscal 2008 was relatively consistent with the companies in our peer comparator group. We believe it is important to provide a smaller portion of total compensation in a more stable form, such as base salary, and a more meaningful portion of total compensation tied to incentives which can fluctuate, up or down, based on our fundamental financial performance.

Allocation Between Cash and Non-Cash Compensation
Total compensation for NEOs in fiscal 2008 was allocated 65% to cash (base salary, annual short-term incentive and long-term incentive) elements and 35% to non-cash (stock options) elements. This allocation was the outcome of our analysis rather than a starting point, as we do not have a targeted allocation ratio between cash and non-cash elements for total compensation. Our fiscal 2008 allocation was influenced by two important factors:

•	our efforts to minimize the extent to which the interests of existing stockholders are diluted by equity used as compensation; and

•	our desire to align the majority of our variable compensation with our fundamental financial performance (on which management has a great deal of direct influence) rather than to changes in stock price (on which management has relatively less direct influence).

Elements of Compensation

Base Salary
Base salary is a standard compensation component we must pay to remain competitive in our industry. The Compensation Committee generally sets base salary and annual adjustments at levels considered appropriate for comparable NEO positions at companies in our peer comparator group. Base salaries are reviewed by the Compensation Committee on an annual basis in the fourth quarter of the fiscal year preceding the effectiveness of the change. Specifically, base salaries are reviewed and approved in September for an October effective date.

Using the statistical methodology of regression analysis described under the caption “Compensation Philosophy and Strategy — Competitive Comparisons,” we target base salaries for our NEOs at the 50th percentile of our peer comparator group base salaries.

Compensation Discussion and Analysis (continued)

Quantitative data in our peer comparator group is used to determine the 50th percentile, but we may also use qualitative performance data and factors to adjust an NEO’s base salary as a result of an individual NEO’s performance, experience, responsibilities, management, leadership skills, and rate of increase from existing base. These qualitative factors are used to determine the appropriate placement in the salary range and the relationship between an NEO’s base pay and the 50th percentile.

Base salary is found in the Summary Compensation Table in the Salary column.

Annual Short-Term Incentive Compensation

Annual short-term incentive compensation is provided through the Management Incentive Plan (“MIP”). The MIP measures our internal annual financial performance against pre-determined metrics. The MIP is designed to be competitive with compensation offerings in our peer comparator group and to align compensation with financial performance drivers that are intended to benefit stockholders. The MIP is approved each year during the Compensation Committee’s September meeting, with the pre-determined metrics generally approved at its November meeting.

For fiscal 2008, the performance metrics were determined by the Compensation Committee to be: (1) earnings per share (“EPS”) in accordance with generally accepted accounting principles in the United States (“GAAP”); and (2) total Company returns on invested assets (“ROIA,” meaning EPS divided by our invested assets). The payout opportunity was based upon the following pre-determined targets:

Metric	Threshold	Target	Stretch/Outstanding
1. EPS	$1.25	$1.55	$1.95
2. ROIA	15.2%	15.5%	17.8%

Threshold customarily has been established at the EPS results achieved by us in the preceding fiscal year and the Target and Stretch/Outstanding amounts are set based on profit planning goals. The ROIA metrics are set based on profit planning goals.

Target payouts under the MIP are expressed as a percentage of base salary. Performance below the threshold would result in no payout, and performance at threshold would result in a payout of 40% of target. Performance at stretch/outstanding would result in a payout of 200% of target. Award amounts are interpolated for performance results between these amounts.

The Compensation Committee’s determination of target annual short-term incentive compensation under the MIP is based on the statistical method of regression analysis described under the caption “Compensation Philosophy and Strategy — Competitive Comparisons,” and targets at or near the 50th percentile of our peer comparator group for each NEO. These targets may be adjusted by the Compensation Committee as a result of an individual NEO’s performance, experience, responsibilities, management, and leadership skills, but are generally established to be competitive with the market. In fiscal 2008, the Compensation Committee increased target payouts for each NEO’s annual short-term incentive compensation. The adjustments reflect the increase in the size and complexity of our business and are consistent with annual bonus market data of our peer comparator group. The increased target payouts for each NEO ensure that we remain competitive on our short-term incentive compensation plan.

The target and actual payouts for each NEO under the MIP are detailed in the following table:

NEO	2008 Target as a % of Base salary	2008 Actual Payout
Gendron	100%	$893,343
Weber	60%	$270,856
Benning	55%	$224,134
Glass	55%	$227,055
Lauffer	55%	$240,531

Actual fiscal 2008 MIP payouts were based upon the achievement of an EPS of $1.75, and ROIA of 16.1% in fiscal 2008, resulting in payouts at 138.1% of target for each NEO. These payouts are set forth above and in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column.

Long-Term Management Incentive Compensation
Long-term incentive compensation plan is a key component of the total compensation package. The Woodward Governor Company 2006 Omnibus Incentive Plan (the “2006 Plan”), approved by stockholders in January 2006, replaced the Woodward Governor Company 2002 Stock Option Plan and the Woodward Long-Term Management Incentive Compensation Plan. The 2006 Plan permits the grant of

Compensation Discussion and Analysis (continued)

Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Covered Employee Annual Incentive Awards, Cash-Based Awards, and Other Stock-Based Awards. To date, the Committee has authorized to NEOs only nonqualified stock option equity awards and a multi-year cash based performance award.

The 2006 Plan has two components: (1) stock options and (2) cash. These components are paid to offer competitive benefits to our executives and to align their interests with increasing stockholder value. The aggregate values of these components are aligned with the total value of the options (as determined using the Black-Scholes-Merton methodology) plus the target cash payout to provide the total long-term incentive compensation. The Compensation Committee’s determination of total long-term compensation under the 2006 Plan uses the statistical method of regression analysis described under the caption ‘‘Compensation Philosophy and Strategy — Competitive Comparisons,” and targets the 50th percentile of our peer comparator group for each NEO. Total long-term compensation may be adjusted by the Compensation Committee as a result of an individual NEO’s performance, experience, responsibilities, management, and leadership skills. The 50th percentile of our peer comparator group for each NEO, as adjusted in consideration of each individual NEO’s performance, experience, responsibilities, management and leadership skills. With respect to stock option awards, the option price of the shares is determined at the date of the grant, which has been set forth in accordance with our written policy to be on the next business day following the close of our trading blackout period relating to the release of our annual financial results, and will not be less than the closing price as quoted on The NASDAQ Global Select Market on that day. Beginning with fiscal 2009, the Compensation Committee has changed this process such that the options will be granted on October 1 to coincide with each fiscal year.

With respect to the cash opportunity, the Compensation Committee generally establishes three-year performance periods, and the 2009-2011 performance period cycle was established in September 2008. The Committee establishes the three-year performance cycle long-term cash based awards in the fourth quarter of the fiscal year preceding the first year of the performance cycle. When the program was initiated under the 2006 Plan, an initial two-year performance period was established for 2006-2007, as well as a three-year performance period for 2006-2008. The performance metrics for the multi-year plans were determined by the Compensation Committee to be:

•	Return on Capital (50% weight)

•	Growth in Earnings per Share (50% weight).

The performance metrics were selected and weighted equally based on important business measures for emphasis for the performance period and are typical of the per comparator group.

For the purposes of measuring performance, “return on capital” is defined as net income, adjusted for accounting changes and after-tax interest expense, divided by the sum of total debt, stockholder’s equity, and minority interest. “EPS” for this purpose is measured as net income, adjusted for accounting changes, divided by fully diluted common shares outstanding. EPS during the performance cycle is compared to a baseline EPS to calculate the growth in EPS during such cycle. There are currently three active cycles: 2006-2008 (basis is EPS for 2005 of $0.80) 2007-2009 (basis is EPS for 2006 of $0.99) 2008-2010 (basis is EPS for year ended 2007 of $1.39).

Company performance is measured relative to the performance of the companies in the comparison group using the S&P Small Cap 600 index, of which we are a member. As discussed previously, the Committee believes the S&P Small Cap 600 Index provides the appropriate market context against which our financial performance attracts investment.

Payout in relation to our ranking within the S&P Small Cap 600 is as follows:

Performance	Payout
At or above 50th percentile	50% of target
At or above 60th percentile	100% of target
At or above 75th percentile	200% of target

The above payout formula applies to each measure weighted equally. If performance is below the 50th percentile, no award will be earned or paid as it relates to that measure. Award amounts are interpolated for performance results between the above percentiles.

Compensation Discussion and Analysis (continued)

The Compensation Committee established a reward target for each NEO, articulated as a percentage of base salary. These targets are based on market data for our peer comparator group for long-term incentive compensation. Targets and 2006-2008 actual payout for the cash component of the long-term incentive plan are detailed in the following table:

	Cash Target LTIP
	Award as a % of	2006-2008 Actual
NEO	Base	Payout
Gendron	50%	$500,000
Weber	40%	$240,032
Benning	35%	$120,062
Glass	35%	$115,544
Lauffer	35%	$132,967

Payouts for the initial three-year cycle of fiscal years ended September 30, 2006, 2007 and 2008 were based on the following performance levels:

Metric	Performance	Payout
Return on Capital	88th Percentile	200%
Growth in Earnings per Share	78th Percentile	200%

These performance levels resulted in awards at 200% of target for each NEO for the 2006-2008 cycle. The amounts paid under the cash portion of the long-term incentive plan ending in fiscal 2008 can be found above and in the Summary Compensation Table under Non-Equity Incentive Plan Compensation.

Other Compensation Programs
Our NEOs participate in the same health, welfare, and retirement benefits as does all of our employee membership. This includes a group health insurance program; life insurance, inclusive of employee life, additional buy-up employee life, optional spouse life, and optional child life; Accidental Death & Dismemberment insurance; Long-Term Disability; Woodward Retirement Savings Plan, inclusive of employee contributions and Company contributions (100% match on the first 3% of employee contributions, 50% on the next 3% of employee contributions, maxing at 4.5%); Woodward Stock Plan (Company contribution of 5% of base wages); Retirement Income Plan (Company contribution of 1.5% of eligible wages, and 0.1% for each year of additional service). The Retirement Income Plan was closed to new participants as of September 30, 2003, with prior participants grandfathered.

All plans are subject to applicable limitations set by the Internal Revenue Service (“IRS”). Supplemental matches and contributions to the Executive Benefit Plan described below are made for the Retirement Savings Plan, the Woodward Stock Plan, and the grandfathered Retirement Income Plan.

Our NEOs are also eligible to participate in a deferred compensation plan, the Executive Benefit Plan (“EBP”). This plan is also available to other key members of management. Participants are able to defer up to 50% of base salary, and up to 100% of any incentive payments.

Messrs. Gendron and Weber had previously been provided company cars but have paid for their personal use. Messrs. Weber, Benning, and Glass had previously been provided with country club memberships. See Footnote 4 to the Summary Compensation Table. These perquisites were eliminated at the end of fiscal 2008.

Mr. Benning has a relocation benefit whereby we have agreed to relocate Mr. Benning and his wife anywhere within the U.S. within one year of his retirement. In addition, Woodward provides Mr. Benning a car and reimburses for the cost of gas associated with business use of a car, and for living accommodations and pays for costs associated with household property management services for Mr. Benning while serving as Group Vice President, Airframe Systems. In addition, Woodward reimburses certain personal travel expenses of Mr. Benning and his wife.

These benefits are paid to remain competitive in the marketplace. Amounts relating to certain of these benefits may be found in the All Other Compensation column of the Summary Compensation Table.

Compensation Discussion and Analysis (continued)

Post-Employment Compensation and Employment Contracts
Change in control agreements exist for Messrs. Gendron and Weber. We believe these are necessary to ensure actions and behaviors that are aligned with, and in the best interests of, our stockholders in the event of a change of control transaction and to retain these executives through a change of control transaction to ensure a smooth transition.

Severance benefits are intended to ease the consequences of an unexpected termination of employment. These benefits are also designed to prevent our senior executives from seeking employment with our competitors after termination or soliciting our employees or customers during the restricted period. The change of control benefits are designed to preserve productivity, avoid disruption, and prevent attrition during a period when we are involved in a change of control transaction. The change of control severance program also motivates executives to pursue transactions that are in our stockholders’ best interests notwithstanding the potential negative impact of the transaction on their future employment. While cognizant of their terms, the Committee does not view the change of control and severance arrangements as an element of current compensation, and such arrangements do not necessarily affect the Committee’s annual compensation decisions.

For a further description of the change in control agreements, see the information under the caption “Executive Compensation — Potential Payments Upon Termination or Change in Control — Change of Control Agreements Post-Employment Provisions.”

Messrs. Gendron, Weber, Benning, and Glass are not employed under general employment contracts and are employees at will. Mr. Lauffer is employed under an employment contract, as required by German labor laws. It is a five-year contract expiring in 2007, which automatically extends without further action by either party for successive additional five-year periods. Liability is limited in accordance with the five-year contract laws.

Discretion
Our compensation plans allow for the application of discretion in determining performance metrics and awards thereunder in the event of extraordinary circumstances. For fiscal 2008, no such discretion or adjustments were applied.

Impact of Accounting and Tax Issues on Executive Compensation
In setting individual executive’s compensation levels, we do not explicitly consider accounting and tax issues. We do, however, analyze the overall expense arising from aggregate executive compensation levels and awards and the components of our pay programs.

As one of the factors in our consideration of compensation matters, we also consider the anticipated tax treatment to the Company and to the executive officers of various payments and benefits. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our CEO and each of the next four most highly compensated executive officers. Certain performance-based compensation approved by stockholders is not subject to the deduction limit. The 2006 Omnibus Plan has been approved by stockholder vote. As a result, stock option and cash-based performance awards under this plan may qualify for performance-based deductions and may not be subject to the deductibility limit imposed by Section 162(m) of the Code. However, to maintain flexibility in compensating our key executives, it is not a stated policy that all compensation must be deductible. The Company and the Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with our other compensation goals.

Stock Ownership Guidelines
The Board has established stock ownership guidelines for executives and non-employee directors to align their interests and objectives with our stockholders. Non-employee directors are committed to minimum ownership of our common stock of a value equal to five times the annual retainer paid at the date of election to the Board. Woodward executives are committed to minimum ownership of our common stock of a value equal to between two and four times their annual base salary at the date of appointment. Accumulation of such number of stock is expected within 60 months of the date of such person’s appointment or election.

Pledges
Under our written policies, no employees of the Company are permitted to margin our stock or engage in short sales or buying or selling of puts and calls against our stock. In addition, no employees of the Company are permitted to pledge our stock, except in limited circumstances and with prior approval from the Chief Financial Officer or General Counsel.

Compensation Committee Report on Compensation Discussion and Analysis

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, or the Securities Exchange Act of 1934, that might incorporate this Proxy Statement, in whole or in part, the following Woodward Governor Company Compensation Committee Report on Compensation Discussion and Analysis shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference into any such previous or future filings.

The Compensation Committee is charged with certain responsibilities relating to compensation of the Company’s executive officers. The Compensation Committee evaluates and approves all compensation of executive officers, including base salaries, annual and long-term incentive plan, and perquisite programs of the Company. Compensation Committee determinations are presented to the Board.

The Committee also fulfills its duties with respect to the Compensation Discussion and Analysis and Compensation Committee Report portions of the proxy statement, as described in the Compensation Committee’s charter.

The Compensation Discussion and Analysis has been prepared by management of the Company. The Company is responsible for the Compensation Discussion and Analysis and for the disclosure controls relating to executive compensation. The Compensation Discussion and Analysis is not a report or disclosure of the Compensation Committee.

The Compensation Committee met with management of the Company and the Compensation Committee’s outside consultant to review and discuss the Compensation Discussion and Analysis.

The Compensation Committee of the Board of Woodward Governor Company has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement and the 2008 Annual Report on Form 10-K with the management of the Company. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s 2008 Annual Report on Form 10-K, and the Board approved that recommendation.

Compensation Committee:	James R. Rulseh, Chairman
John D. Cohn
Michael T. Yonker

Executive Compensation

Summary Compensation Table

The following tables set forth compensation information for the NEOs for services rendered in all capacities to the Company and its subsidiaries in fiscal 2008.

				Non-Equity
			Option	Incentive Plan		All Other
	Fiscal		Awards(2)	Compensation (1)(3)		Compensation	Total
Name	Year	Salary(1)($)	($)	($)		($)(4)	($)
Thomas A. Gendron	2008	647,115	751,112	893,343	(MIP)	93,668	2,885,238
				500,000	(LTIP)
Chief Executive Officer and President	2007	572,116	703,409	595,101	(MIP)	84,669	2,405,295
				450,000	(LTIP)

Robert F. Weber, Jr.	2008	327,001	212,412	270,856	(MIP)	124,224	1,174,525
				240,032	(LTIP)
Chief Financial Officer and Treasurer	2007	311,580	171,741	237,672	(MIP)	114,659	1,051,680
				216,028	(LTIP)

Gerhard Lauffer(5)	2008	338,346	198,449	256,898	(MIP)	13,281	953,185
				146,211	(LTIP)
Group Vice President	2007	282,688	186,871	198,334	(MIP)	21,602	805,904
				116,409	(LTIP)

Dennis Benning	2008	295,195	162,682	224,134	(MIP)	59,977	862,050
				120,062	(LTIP)
Group Vice President	2007	270,255	210,157	187,409	(MIP)	47,739	823,615
				108,055	(LTIP)

Martin Glass	2008	299,041	205,378	227,055	(MIP)	42,461	889,479
				115,544	(LTIP)
Group Vice President	2007	267,604	182,165	185,570	(MIP)	43,209	782,538
				103,990	(LTIP)

Note:	The Stock Awards column and the Change in Pension Value and Non-qualified Deferred Compensation Earnings column have been omitted from this table because they are not applicable.

(1)	All cash compensation received by each NEO for fiscal 2008 is found in either the Salary or Non-Equity Incentive Plan Compensation columns of this Table.

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 30, 2008, in accordance with SFAS 123R of option awards under our 2006 Plan and its predecessors and thus include amounts from awards granted in and prior to fiscal 2008. Assumptions used in the calculation of these amounts are described in Note 15 to the Company’s audited financial statements for the fiscal year ended September 30, 2008 included in the Company’s Annual Report on Form 10-K filed with the SEC on November 19, 2008.

(3)	The first line item in this column represents payouts for fiscal 2008 performance under the Management Incentive Plan. The second line item in this column represents payouts under the cash component of the long-term management incentive compensation plan established under the 2006 Plan. See “Compensation Discussion and Analysis” and “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for a discussion of how amounts were determined.

(4)	The amounts reported include the following:

•	Matching contributions to the Woodward Retirement Savings Plan that all participating employees receive. The Retirement Savings Plan consists of a 401(k) component, a Woodward common stock component and a Retirement Incentive Plan. The Retirement Incentive Plan was closed to new entrants hired after 2003.

•	Credit to the Executive Benefit Plan for contributions to which the executive would have been entitled if the benefit had been calculated without regard to the limit under the Internal Revenue Code on total contributions, benefit eligible compensation, and/or salary deferrals.

•	Dollar values of life insurance premiums paid by us.

•	Gross up — income that is grossed up so we pay the taxes on the benefit.

•	Perquisites — company car, country club, other miscellaneous items.

Executive Compensation (continued)

The amounts of All Other Compensation reflected in this column for each NEO are quantified as required below:

	Thomas A.	Robert F.	Gerhard	Dennis	Martin
Description	Gendron	Weber, Jr.	Lauffer	Benning	Glass
Retirement Savings Plan match	$27,225	$15,300	$0	$29,100	$31,021

Executive Benefit Plan credit	$43,730	$79,051	$0	$6,744	$7,224

Perquisites	$19,839	$20,686	$13,281	$11,756	$584

Other	$2,874	$9,187	$0	$12,377	$3,632

Total	$93,668	$124,224	$13,281	$59,977	$42,461

(5)	Certain amounts paid to Mr. Lauffer as reflected in this and the following tables were paid in Euros and such amounts have been converted to dollars based on the weighted average exchange rate during the 2008 fiscal year of $1 to 0.665 Euros.

Grants of Plan-Based Awards for Fiscal 2008
The following table provides additional information with respect to stock-based awards granted in fiscal 2008, the value of which was provided in the Option Awards column of the Summary Compensation Table, and the potential range of payouts associated with the MIP.

					All Other
					Option
					Awards:	Exercise	Grant Date
					Number of	or	Fair Value
		Estimated Future Payouts Under			Securities	Base Price	of Stock and
	Grant	Non-Equity Incentive Plan Awards(1)			Underlying	of Option	Option
	Date	Threshold	Target	Maximum	Options	Awards	Awards
Name	(b)	($)	($)	($)	(#)	($/Sh)	($)(2)
Thomas A. Gendron	11/14/2008	(Long-Term) 162,500	325,000	650,000
	11/14/2008	(MIP) 260,000	650,000	1,300,000
	11/16/2007				90,000	32.73	565,130

Robert F. Weber, Jr.	11/14/2008	(Long-Term) 65,520	131,040	262,080
	11/14/2008	(MIP) 78,624	196,560	393,120
	11/16/2007				26,000	32.73	162,682

Gerhard Lauffer	11/14/2008	(Long-Term) 59,211	118,421	236,842
	11/14/2008	(MIP) 71,128	177,820	355,639
	11/16/2007				26,000	32.73	162,682

Dennis Benning	11/14/2008	(Long-Term) 51,800	103,600	207,200
	11/14/2008	(MIP) 65,120	162,800	325,600
	11/16/2007				26,000	32.73	162,682

Martin Glass	11/14/2008	(Long-Term) 52,500	105,000	210,000
	11/14/2008	(MIP) 66,000	165,000	330,000
	11/16/2007				26,000	32.73	162,682

Notes:	“Long-term” references the cash component of our Long-term Incentive Compensation Plan. “MIP” means our annual Management Incentive Plan.

(1)	The Management Incentive Plan payment amounts are earned based on the achievement of the established financial performance objectives of the Plan on a sliding scale of 40% to 200% of the target amount established. These amounts are based on the individual’s position and a percentage of the individual’s fiscal 2008 salary. See “Compensation Discussion and Analysis” and “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for information regarding the description of performance-based conditions.

(2)	Represents the full grant date fair value of the option awards reported in this Table under All Other Options Awards: Number of Securities Underlying Options column awarded in fiscal 2008 determined in accordance with SFAS 123(R), based on the assumptions discussed under the Summary Compensation Table, without regard to when the award was recognized for financial reporting purposes. For such purposes, the options are valued at $12.5140 per share.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Stock option awards under the 2006 Plan consist of non-qualified options issued for a 10-year term. Options granted to officers and directors during fiscal 2008 vest over four years at the rate of 25% per year and options granted prior to fiscal 2008 vest over four years at the rate of 25% per year. Options granted to directors prior to fiscal 2008 vested in one year. The exercise or base price represents the Woodward closing price as reported on The Nasdaq on the date of the award. If employment is terminated, the options granted will be cancelled unless exercised within three months following the date of termination or the term of the option whichever is earlier. If the termination is due to retirement, all outstanding options vest and must be exercised within three years from the date of retirement or the term of the option, whichever is earlier. For the foregoing purposes, our directors are eligible for retirement upon attaining age 55, and our NEOs are eligible for retirement upon attaining age 55 with at least ten years of service with us or age 65 with no minimum years of service. Dividends are not paid on unexercised stock option awards.

Executive Compensation (continued)

The MIP would commonly be characterized as a bonus plan but is presented in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table because it is performance based. The actual amounts of the awards under the MIP and the cash portion of the long-term incentive plan listed in the Non-Equity Incentive Plan Compensation column were paid in November 2008. The awards under both plans as set forth in the Grants of Plan-Based Awards Table are based on Threshold/Target/Maximum percentages applied to base wages as of the beginning of the fiscal year. If employment is terminated, the employee must have had full-time employee status at the end of the fiscal year, in the case of the MIP, or at the end of the last fiscal year of the multi-year period, in the case of the LTIP, to receive a payout under both plans. If the termination is due to retirement, the payout under both plans will be prorated. In either event, the payout under both plans will be based on actual goal performance. Please see “Compensation Discussion and Analysis” for additional information relating to these provisions, including performance criteria relating to these plans.

Executive Compensation (continued)

Outstanding Equity Awards at Fiscal Year End (September 30, 2008)
The following table provides information regarding the outstanding equity awards held by each of the NEOs as of September 30, 2008:

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options —	Options —	Exercise	Expiration
Name	Exercisable	Unexercisable	Price ($)	Date
Thomas A. Gendron	30,000	—	4.13	11/15/2009
	58,500	—	6.97	11/21/2010
	105,000	—	8.17	10/01/2011
	120,000	—	7.95	10/07/2012
	144,000	—	7.74	11/21/2013
	90,000	30,000	11.91	11/24/2014
	60,000	60,000	13.50	11/23/2015
	43,500	130,500	18.49	11/15/2016
	—	90,000	32.73	11/16/2017

Robert F. Weber, Jr.	62,500	22,500	14.14	8/23/2015
	7,500	22,500	18.49	11/15/2016
	—	26,000	32.73	11/16/2017

Gerhard Lauffer	31,500	10,500	11.91	11/24/2014
	21,750	21,750	13.50	11/23/2015
	7,250	21,750	18.49	11/15/2016
	—	26,000	32.73	11/16/2017

Dennis Benning	—	12,000	11.91	11/24/2014
	—	21,750	13.50	11/23/2015
	—	21,750	18.49	11/15/2016
	—	26,000	32.73	11/16/2017

Martin Glass	12,000	—	4.13	11/15/2009
	12,000	—	6.97	11/21/2010
	12,000	—	8.17	10/01/2011
	12,750	—	7.95	10/07/2012
	27,000	—	7.74	11/21/2013
	36,000	12,000	11.91	11/24/2014
	21,750	21,750	13.50	11/23/2015
	7,250	21,750	18.49	11/15/2016
	—	26,000	32.73	11/16/2017

Executive Compensation (continued)

Option Exercises and Stock Vested Table
The following table provides the amounts received upon the exercise of options or similar instruments or the vesting of stock or similar instruments during the most recent fiscal year:

	Option Awards
	Number of Shares
	Acquired on	Value Realized
Name	Exercise	on Exercise ($)
Thomas A. Gendron	27,000	849,428

Robert F. Weber, Jr.	5,000	125,258

Gerhard Lauffer	11,250	289,894

Dennis Benning	43,626	967,223

Martin Glass	19,062	646,887

Note: The Company has no outstanding stock awards issued to any NEOs and therefore no stock awards vested in fiscal 2008.

Nonqualified Deferred Compensation Table
The following table discloses contributions, earnings and balances under the Executive Benefit Plan, the Company’s nonqualified deferred compensation plan, for each NEO:

	Aggregate	Executive	Company	Aggregate		Aggregate
	Balance at	Contributions	Contributions	Earnings	Aggregate	Balance at
	September 30,	in Fiscal	in Fiscal	in Fiscal	Withdrawals/	September 30,
	2007	2008	2008	2008	Distributions	2008
Name	($)(1)	($)	($)(2)	($)	($)	($)
Thomas A. Gendron	1,346,882	470,360	43,730	206,726	0	2,067,698

Robert F. Weber, Jr.	212,458	188,630	79,051(3)	(52,287)	0	427,852

Gerhard Lauffer	0	0	0	0	0	0

Dennis Benning	314,313	157,857	6,744	(41,164)	0	437,750

Martin Glass	121,421	148,288	7,224	(18,243)	0	258,690

(1)	For additional information regarding beginning balances, see our Proxy Statement for the 2007 Annual Meeting of Stockholders filed with the SEC on December 13, 2007.

(2)	These amounts are included in amounts reported in the All Other Compensation column of the Summary Compensation Table.

(3)	Mr. Weber became the Chief Financial Officer and Treasurer of the Company effective August 22, 2005. At that time, it was agreed that Mr. Weber would receive an annual bonus in the form of a Company contribution into the Executive Benefit Plan (nonqualified deferred compensation plan) of $75,000 on December 31, 2005 and would continue to receive this amount each year through December 31, 2009 in order to compensate Mr. Weber for benefits lost when leaving his prior employer.

Narrative Disclosure of Nonqualified Deferred Compensation Table
The Executive Benefit Plan is a non-qualified, unfunded deferred compensation plan that is designed to allow for supplemental retirement savings above the limits imposed by the IRS. If deferrals are above the Internal Revenue Code limits on eligible compensation, then the account is credited by the Company with a percentage “match” contribution equivalent to that available under our Woodward Retirement Savings Plan. All contributions are made on a tax-deferred basis. Eligible members are selected to participate based on criteria that includes job grade, salary level and significant accountability to produce or contribute to key business results. Amounts deferred into the Executive Benefit Plan are indexed to the same investment alternatives available to all eligible employees under the Retirement Savings Plan. With approval from the Board, investment into Woodward common stock is permitted. Eligible employees may defer up to 50% of base salary for a plan year and up to 100% of short-term cash incentive compensation under the MIP. All elections must be made in advance of the plan year. At the time of the deferral election, the employee must designate the time and form of distribution. Distributions may be elected upon retirement or termination of employment. Distributions may also be elected for future dates during

Executive Compensation (continued)

employment; however, any future date selected must be at least five plan years after the plan year in which the deferral is credited to the account. Distributions may be modified if executed a year before the originally scheduled distribution date. Distributions from the plan are made in cash; however, any payment made that is attributable to the portion of the participant’s account deemed invested in Company stock is made in whole shares of Company stock with fractional shares paid in cash. Amounts included in the Executive Benefit Plan are 100% vested at all times.

Potential Payments Upon Termination or Change in Control
This section explains the payments and benefits to which the NEOs would be entitled in various terminations of employment scenarios. These are hypothetical situations only, as we currently employ all of our NEOs. For purposes of this explanation and these scenarios, we have assumed that termination of employment and change-in-control occurred on September 30, 2008, the last day of our 2008 fiscal year.

The intent of this section is to isolate those payments and benefits for which the amount, vesting, or time of payment is altered by the termination of employment in the described circumstances. This section does not cover all amounts the NEOs would receive following termination. Specifically they are entitled to COBRA, life insurance conversion, and payouts from their Retirement Savings Plan; however, all employees are entitled to these benefits.

The age and years of service of the NEOs as of September 30, 2008 were as follows:

		Years
	Age	of Service
Mr. Gendron	47	17

Mr. Weber	54	3

Mr. Benning	67	23

Mr. Glass	51	30

Mr. Lauffer	47	6

Voluntary Termination
The post-termination benefits that apply in a voluntary termination situation are:

•	the right to receive bonus payouts under the MIP and LTIP compensation programs (the NEO must be a full-time employee on the last day of the fiscal year to receive any bonus payout);

•	a lump-sum distribution of the deferred compensation balance under the Executive Benefit Plan; and

•	the right to exercise stock options that are vested on the last day of employment. Stock option vesting does not accelerate, unless the NEO is retirement eligible, or is 55 years of age with at least ten years of service or age 65 with no minimum service requirement.

Based on the ages and years of service of the NEOs on September 30, 2008, the payouts upon voluntary termination would be as follows:

Voluntary Termination	Mr. Gendron	Mr. Weber	Mr. Lauffer	Mr. Benning	Mr. Glass
Management Incentive Plan Bonus(1)	$893,343	$270,856	$256,898	$224,123	$227,055

Long-term Incentive Plan Bonus(1)	500,000	240,032	146,211	120,062	115,544

Executive Benefit Plan Lump Sum Distribution	2,067,698	427,852	0	(2)	258,690

(1)	As this calculation assumes termination at fiscal year end, the entire amount would be earned but termination prior to year end results in no amount being earned or paid.

(2)	Eligible for retirement so payout would follow designation at the time of the election.

Involuntary Termination
The post-termination benefits that apply in an involuntary termination situation (other than a change of control termination, which is discussed below as applicable to Messrs. Gendron and Weber) are:

•	the right to receive bonus payouts under the MIP and LTIP compensation program;

•	a lump-sum distribution of the deferred compensation balance under the Executive Benefit Plan; and

Executive Compensation (continued)

•	the right to exercise stock options that are vested on the last day of employment. Stock option vesting does not accelerate, unless the NEO is retirement eligible, i.e., upon attaining 55 years of age with at least ten years of service or age 65 with no minimum service requirement.

Based on the ages and years of service of the NEOs on September 30, 2008, the payouts upon involuntary termination would be as follows:

Involuntary Termination	Mr. Gendron	Mr. Weber	Mr. Lauffer	Mr. Benning	Mr. Glass
Management Incentive Plan Bonus(1)	$893,343	$270,856	$256,898	$224,123	$227,055

Long-term Incentive Plan Bonus(1)	500,000	240,032	146,211	120,062	115,544

Executive Benefit Plan Lump Sum Distribution	2,067,698	427,852	0	(2)	258,690

(1)	As this calculation assumes termination at fiscal year end, the entire amount would be earned but termination prior to year end results in no amount being earned or paid.

(2)	Eligible for retirement, so payout would follow designation at the time of the election.

If the NEO was involuntarily terminated for deliberate and serious disloyal or dishonest conduct he would not be eligible for the benefits described above and his stock options would be cancelled.

Death
If a NEO dies while employed the post-termination benefit consists of:

•	bonus payouts to beneficiaries;

•	a lump-sum distribution of the deferred compensation balance under the Executive Benefit Plan; and

•	accelerated vesting of non-qualified stock option awards that the beneficiary must exercise within one year.

Based on the ages and years of service of the NEOs on September 30, 2008, the payouts in the event of death would be as follows:

Death	Mr. Gendron	Mr. Weber	Mr. Lauffer	Mr. Benning	Mr. Glass
Management Incentive Plan Bonus(1)	$893,343	$270,856	$256,898	$224,134	$227,055

Long-term Incentive Plan Bonus(1)	500,000	240,032	146,211	120,062	115,544

Executive Benefit Plan Lump Sum Distribution	2,067,698	427,852	0	437,750	258,690

(1)	As this calculation assumes termination at fiscal year end, the entire amount would be earned. If a NEO dies mid-year the payout will be prorated based on the month of death and payable within the normal timetable.

Disability
If a NEO becomes totally and permanently disabled while employed, the post-termination benefits consist of:

•	monthly payment under the Woodward Governor Long Term Disability plan available to all employees;

•	the right to receive bonus payouts under the MIP and LTIP compensation program; and

•	accelerated vesting of non-qualified stock option awards that must be exercised within one year.

Disability	Mr. Gendron	Mr. Weber	Mr. Lauffer	Mr. Benning	Mr. Glass
Management Incentive Plan Bonus(1)	$893,343	$270,856	$256,898	$224,134	$227,055

Long-term Incentive Plan Bonus(1)	500,000	240,032	146,211	120,062	115,544

Executive Benefit Plan Lump Sum Distribution(2)	2,067,698	427,852	0	437,750	258,690

(1)	As this calculation assumes termination at fiscal year end, the entire amount would be earned and would not be subject to proration. If a NEO becomes disabled mid-year the payout will be prorated based on the month of disability and payable within the normal timetable.

(2)	Payments from the Executive Benefit Plan may, but do not have to be taken as a lump sum in the event of disability. They may be paid out in the manner that was designated at the time the deferral was elected, based on the aggregate amounts shown.

Executive Compensation (continued)

Change of Control Agreements Post-Employment Provisions
We have transitional compensation agreements with our Chief Executive Officer and Chief Financial Officer, Messrs. Gendron and Weber, that become operative only upon a Change in Control or other specified event. For purposes of these agreements, a Change in Control occurs if:

•	any person, entity, or group (with certain exceptions) becomes the beneficial owner of 15% or more of the outstanding shares of Woodward common stock; or

•	there is a change in a majority of the Board during any two-year period other than by election or nomination by a vote of two-thirds of the Board members as of the beginning of the period; or Woodward’s stockholders approve a merger, consolidation, sale of assets, or share exchange resulting in Woodward’s stockholders owning less than 51% of the combined voting power of the surviving corporation following the transaction; or

•	our stockholders approve a liquidation or dissolution.

Following a Change in Control, we would continue to employ the executive for a minimum period of two years in substantially the same position, for substantially the same compensation and benefits. If the executive’s employment is terminated by Woodward (other than for cause or due to death or disability), or the executive terminates with good reason (as defined in the agreement), the executive would receive an amount (payable in a lump sum) equal to 300% of each of (1) the executive’s annual base salary, (2) highest annual bonus in the last three years, (3) highest long-term incentive compensation bonus in the last three years, and (4) the sum of the Retirement Savings Plan and Executive Benefit Plan annual contributions made or credited for the benefit of the executive. In addition, all unvested stock options awards are accelerated and become immediately exercisable. Member benefits would be continued at Woodward’s expense for a period of three years after the date of termination. Outplacement services would be provided at Woodward’s expense as well as tax preparation services for the executive’s taxable year in which the termination occurred.

The following table describes the payments and benefits that are triggered by the occurrence of a Change in Control and the termination of employment following a Change in Control. Although Messrs. Gendron and Weber would have three months from such a termination to exercise their options, for purposes of this table, we have assumed the exercise of stock options on September 30, 2008, the last day of fiscal 2008, at the closing price on that day of $35.27 per share.

Change in Control	Mr. Gendron	Mr. Weber
300% of base salary	$1,950,000	$982,800

300% of highest bonus paid in past 3 years MIP	1,950,000	713,016

300% of highest bonus paid in past 3 years LTIP	1,350,000	648,086

Stock Options	4,425,438	919,089

300% of Retirement Savings Plan and Executive Benefit Plan registrant contributions in most recent plan year	131,190	237,153

Benefits: Health, Life, and Disability for three years	40,992	40,992

Outplacement Services	35,000	25,000

Tax Preparation	3,000	3,000

Excise Tax Payments	2,627,956	1,174,233

If the benefits and amounts payable to the executives are subject to federal excise tax, the Chief Executive Officer or Chief Financial Officer, as applicable, will also be entitled to receive the additional excise tax payment reflected in the above table so that such officer will receive (on a net basis) the same amount he would have received absent the applicability of the excise tax.

Equity Compensation Plan Information (as of September 30, 2008)

			Number of Securities
	Number of Securities to		Remaining Available for
	be Issued upon	Weighted Average	Future Issuance under
	Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(excluding securities reflected
Plan Category	Warrants, and Rights	Warrants, and Rights	in the first column)
Equity compensation plans approved by security holders	4,386,506	$13.29	6,221,576

Equity compensation plans not approved by security holders	0	0	0

Total	4,386,506	$13.29	6,221,576

Audit Committee Report to Stockholders

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement in whole or in part, the information set forth above under “Board Meetings and Committees — Audit Committee,” relating to the charter of the Audit Committee and the independence of the Audit Committee members, and the following report shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference into any such previous or future filings.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process and compliance with the Sarbanes/Oxley Act on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.

Based on the review and discussions referred to in this report, we recommended to the Board of Directors that the consolidated balance sheets of the Company at September 30, 2008 and 2007, and the related statements of consolidated earnings, shareholders’ equity and cash flows of the Company for the three years ended September 30, 2008, be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended September 30, 2008. Our recommendation was based on our review and discussion of the audited financial statements with management, and our discussions with Deloitte & Touche LLP, the independent registered public accounting firm that audited the financial statements.

In addition, our recommendation was based on our discussion with Deloitte & Touche LLP of the matters required to be discussed under Statement of Auditing Standards No. 61, as amended. We also discussed with Deloitte & Touche LLP their independence, received from them the written disclosures and the letter required by Independence Standards Board Standard No. 1, and considered whether the provision of services other than audit services (the fees for which are disclosed in the table that follows) is compatible with maintaining their independence. We have based our recommendation on the foregoing discussions, disclosures and considerations.

Audit Committee:	Paul Donovan, Chairman Larry E. Rittenberg Mary L. Petrovich Michael H. Joyce

Audit Committee’s Policy on Pre-Approval of Services Provided by
Independent Registered Public Accounting Firms
The Audit Committee is responsible for appointing, setting compensation for, and overseeing the work of the independent registered public accounting firm. As a result, the Audit Committee has established a policy regarding pre-approval of all services provided by the independent registered public accounting firm. Under the established policy, all audit and tax services and related fees require the specific approval of the Audit Committee. For audit-related services and all other services, the Audit Committee has determined specific services and dollar thresholds under which such services would be considered pre-approved. To the extent that management requests services other than these pre-approved services, or beyond the dollar thresholds, the Audit Committee must specifically approve the services. Furthermore, under the established policy, the independent registered public accounting firm is prohibited from performing the non-audit services identified by the SEC and PCAOB as prohibited. The policy also requires management to periodically prepare reports for the Audit Committee on the Company’s use of the independent registered public accounting firm.

Audit Committee Report to Stockholders (continued)

The following table presents:

•	Fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company’s consolidated financial statements as of and for the year ended September 30, 2008, and fees billed for other services rendered by Deloitte & Touche LLP during that period

•	Fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s consolidated financial statements as of and for the year ended and September 30, 2007, and fees billed for other services rendered by PricewaterhouseCoopers LLP during that period.

Year Ended September 30,	2008	2007
Audit Fees	$1,184,802	$1,338,677
Audit-Related Fees(1)	45,869	4,907
Tax Fees	308,703	78,706
All Other Fees	0	0

Total	$1,539,374	$1,422,290

(1)	Audit-Related Fees consists of assurance and related services that are reasonably related to the performance of the audit of the financial statements. This category includes fees for pension and benefit plan audits, consultations concerning accounting and financial reporting standards, assistance with statutory financial reporting, consultation on general internal control matters or Sarbanes-Oxley assistance, due diligence related to mergers and acquisitions, and other auditing procedures and issuance of special purpose reports.

(2)	The 2007 Audit Fees differ from the fiscal 2007 Proxy as these fees were determined based on the amount approved by the Audit Committee for the 2007 related audit engagements rather than being determined based on the actual fees billed in fiscal 2007. The 2008 and 2007 Audit Fees currently reflect the actual fees billed in each respective fiscal year in accordance with SEC regulations.

(3)	Due to the change in auditors described below, the fiscal 2008 fees include $448,943 in Audit Fees and $38,034 in Tax Fees billed by PricewaterhouseCoopers LLP related to engagements approved by the Audit Committee in fiscal 2007.

On December 6, 2007, the Audit Committee recommended and approved the dismissal of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

On December 6, 2007, the Audit Committee recommended and approved the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. During the fiscal year ended September 30, 2007 and through December 6, 2007, there were no consultations with Deloitte & Touche LLP on any matters described in item 304(a)(2)(i) and item 304(a)(2)(ii) of regulation S-K.

PROPOSAL 2 —	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the accounting firm of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2009. The decision of the Audit Committee to appoint Deloitte & Touche LLP was based on careful consideration of the firm’s qualifications as an independent registered public accounting firm. Deloitte & Touche LLP was originally selected by the Audit Committee as the Company’s independent registered public accounting firm effective December 6, 2007.

Although the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, the Audit Committee and the Board are requesting, as a matter of policy, that stockholders ratify the appointment of Deloitte& Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2009. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the stockholders do not ratify the appointment, the Audit Committee may investigate the reasons for the stockholders’ rejection and may consider whether to retain Deloitte & Touche LLP or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

A proposal to ratify the appointment of Deloitte & Touche LLP for the current year will be presented at the Annual Meeting. A representative from Deloitte & Touche LLP is expected to attend the annual meeting and will have the opportunity to make a statement, if he or she desires to do so, and be available to answer appropriate questions.

Your Board recommends a vote “FOR” the ratification of the appointment of the independent registered public accounting firm presented in Proposal 2.

Stockholder Nominations and Proposals for 2009 Annual Meeting

Stockholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in our proxy statement and form of proxy to be distributed in connection with next year’s annual meeting must submit their proposals so that they are received by us at our principal executive offices no later than the close of business on August 14, 2009. Proposals should be sent to the attention of the Corporate Secretary. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Under our Bylaws, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders (other than a proposal brought pursuant to SEC Rule 14a-8). These procedures provide that nominations for director and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the Corporate Secretary of the Company at our principal executive offices by a stockholder of record on both the date of giving notice and the record date for the annual meeting. In general, our Bylaws require that such a notice for nominating a director or introducing an item of business at the 2009 Annual Meeting must be received not earlier than September 24, 2009 and not later than October 24, 2009. However, if the 2009 Annual Meeting is called for a date that is not within 30 days before or after the anniversary date of the 2008 Annual Meeting, the notice must be received not later than the close of business on the tenth day following the date on which notice of the date of the 2009 Annual Meeting was mailed or public disclosure of the date of the Annual Meeting was made, whichever first occurs, or no less than 90 days or more than 120 days prior to the 2009 Annual Meeting. To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in Section 2.11 of our Bylaws attached as Exhibit A. A stockholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about our Bylaw and SEC requirements. We will not consider any proposal or nomination that does not meet the Bylaw and SEC requirements for submitting a proposal or nomination.

Notices of intention to nominate a director or present proposals at the 2009 Annual Meeting should be addressed to the Corporate Secretary, Woodward Governor Company, P.O. Box 1519, 1000 E. Drake Road, Fort Collins, Colorado 80525. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements.

Householding of Proxy Materials

In an effort to reduce printing costs and postage fees, we have adopted a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate copy of these materials or any other proxy materials in the future, please: (1) mail your request to Woodward Governor Company, P. O. Box 1519, 1000 E. Drake Road, Fort Collins, Colorado 80525, Attn: Corporate Secretary; (2) send an e-mail to investorrelations@woodward.com; or (3) call our Investor Relations department at 1-815-877-7441. Additional copies of the proxy materials will be sent within 30 days after receipt of your request. Similarly, you may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Other Matters

Woodward is soliciting this proxy on behalf of its Board and will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. This solicitation is being made by mail, but also may be made personally or by facsimile, telephone, messenger, or via the Internet. The Company has employed Morrow & Company to solicit proxies for the annual meeting from brokers, bank nominees, other institutional holders, and certain individual stockholders. The Company has agreed to pay $6,000, plus the out-of-pocket expenses of Morrow & Company, for these services. The Company will also pay the regular charge of brokers and other nominees who hold shares of record for forwarding proxy material to the beneficial owners of such shares.

We do not know of any matters to be acted upon at the meeting other than those discussed in this statement. If any other matter is presented, proxy holders will vote on the matter in their discretion.

By Order of the Board of Directors

WOODWARD GOVERNOR COMPANY

A. Christopher Fawzy,
Corporate Secretary

December 12, 2008

Exhibit A

Section 2.11 of the Amended and Restated Bylaws Requiring Written Notice

Section 1.1  Notice of Stockholder Nominations and Other Business.

(a)	Proper Business; Nominations. No business may be transacted at an annual meeting of stockholders, other than business that is: (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof); (ii) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof); or (iii) otherwise properly brought before the annual meeting by any stockholder. In addition to any other applicable requirements, for nominations or other business to be properly brought before an annual meeting by a stockholder: (i) such stockholder must be a stockholder of record on the date of the giving of the notice provided for in this Section 2.11 and on the record date for the determination of stockholders entitled to vote at such annual meeting; (ii) such stockholder must provide timely notice in writing to the Corporation’s Secretary pursuant to the procedures set forth in this Section 2.11; (iii) such other business must be a proper matter for stockholder action under the DGCL; (iv) if the stockholder, or the beneficial owner on whose behalf any such nomination or proposal is made, provides the Corporation with a Solicitation Notice (as defined in this Section 2.11), such stockholder or beneficial owner must in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation’s voting shares reasonably believed by such stockholder or beneficial owner to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in those materials the Solicitation Notice; and (v) if no Solicitation Notice relating thereto has been timely provided pursuant to this Section 2.11, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice.

(b)	Timeliness. To be timely, a stockholder’s notice to the Secretary (other than a request for inclusion of a proposal in the Corporation’s proxy statement pursuant to Rule l4a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”)) must be delivered to, or mailed and received at, the Corporation’s principal executive offices (addressed to the attention of the Secretary) not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be delivered to, or mailed and received at, the Corporation’s principal executive offices not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs, or no less than ninety (90) days nor more than one hundred twenty (120) days prior to the annual meeting. In the event that the number of a class of directors to be elected is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.11 will also be considered timely, but only with respect to nominees for any new positions created by such increase, if the notice is delivered to, or mailed and received at, the Corporation’s principal executive offices (addressed to the attention of the Secretary) not later than ten (10) days following the day on which the Corporation makes such public announcement.

(c)	Information Required. The stockholder’s notice pursuant to this Section 2.11 must include all of the following: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director all of the information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (iii) the name and record address of such stockholder and such beneficial owner; (iv) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by such stockholder and beneficial owner; (v) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the nomination or proposal of such business by such stockholder; (vi) whether such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting; and (vii) whether such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry

A-1

Section 2.11 of the Amended and Restated Bylaws Requiring Written Notice (continued)

the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent, a “Solicitation Notice”).

(d)	Inclusion in Company Proxy Statement. Notwithstanding the foregoing provisions of this Section 2.11, in order to include information with respect to a stockholder proposal in the Corporation’s proxy statement and form of proxy for a stockholder’s meeting, a stockholder must provide notice as required by the regulations promulgated under the Exchange Act. Nothing in these Bylaws is deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 of the Exchange Act or any successor rule.

(e)	Special Meeting Nominations. At any special meeting of the stockholders, only such business may be conducted as is brought before the meeting pursuant to the Corporation’s notice of meeting. In the event that a special meeting of the stockholders is called for the purpose of electing one or more directors, nominations of a person or persons for election may be made (i) by or at the direction of the Board of Directors or (ii) by a stockholder who complies with the procedures in this Section 2.11 if such stockholder is a stockholder of record on the date of the giving of the notice provided for in this Section 2.11 and on the record date for the determination of stockholders entitled to vote at such special meeting and such stockholder provides timely notice in writing to the Corporation’s Secretary (including all of the information required by paragraph (c) of this Section 2.11) not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the special meeting was mailed or such public disclosure of the date of the special meeting was made, whichever first occurs, or no less than ninety (90) days nor more than one hundred twenty (120) days prior to the special meeting.

(f)	Determination of Proper Business. Only such persons who are nominated in accordance with the procedures set forth in this Section 2.11 will be eligible to serve as directors and only such business may be conducted at a meeting of stockholders as is brought before the meeting in accordance with the procedures set forth in this Section 2.11; provided, however, that once business has been properly brought before a meeting in accordance with such procedures, nothing in this Section 2.11 will be deemed to preclude discussion by any stockholder of any such business (subject to any rules for the orderly conduct of the meeting as may be adopted by the Chairman of the meeting or the Board of Directors). The Chairman of the meeting and the Board of Directors each has the power to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 2.11 and, if any proposed nomination or business is not in compliance with this Section 2.11, to declare that such defective proposal be disregarded and not presented for stockholder action.

(g)	No New Time Period. In no event will the public announcement of an adjournment or postponement of an annual or special meeting commence a new time period for the giving of a stockholder’s notice.

(h)	Public Announcement. For the purposes of this Section 2.11, a “public announcement” includes disclosure in a press release issued to a national news service, in a document publicly filed by the Corporation with, or furnished on Form 8-K to, the Securities and Exchange Commission pursuant to the Exchange Act, or other method deemed to be a public announcement under the rules and regulations of the Securities and Exchange Commission.

(i)	Delivery. For purposes of this Section 2.11, delivery of a proxy statement or delivery of a form of a proxy includes sending a Notice of Internet Availability of Proxy Materials in accordance with Rules 14a-16 under the Exchange Act.

A-2

WOODWARD GOVERNOR COMPANY
ANNUAL MEETING OF SHAREHOLDERS
THURSDAY, JANUARY 22, 2009 AT 1:00 P.M.
FORT COLLINS HILTON
425 West Prospect Road
Fort Collins, Colorado
To reach the Hilton, exit from I-25 at the Prospect Road exit (exit 268). Go west (left) on Prospect for 4.3 miles. The Hotel is 2 blocks west of the College Avenue intersection. The Hilton is a 9-story building on the south side of Prospect Road (on your left).

PROXY	PROXY
WOODWARD GOVERNOR COMPANY
Proxy for Annual Meeting of Stockholders — January 22, 2009
Solicited by the Board of Directors
The undersigned hereby appoints Paul Donovan, Thomas A. Gendron and Robert F. Weber, Jr., and each or any of them, as the undersigned’s proxies, with full power of substitution, to represent and to vote, as designated on the reverse side, all the undersigned’s common stock in Woodward Governor Company at the Annual Meeting of Stockholders to be held on Thursday, January 22, 2009, and at any adjournment thereof, with the same authority as if the undersigned were personally present.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL PROPOSALS.
Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to Be Held on January 22, 2009:
This proxy statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2008, including consolidated financial statements, are available to you at http://www.woodward.com.

☑ PLEASE MARK VOTES
AS IN THIS EXAMPLE
1.	ELECTION OF DIRECTORS ☐ FOR ☐ WITHHOLD ☐ FOR ALL EXCEPT
01	Paul Donovan

02	Thomas A. Gendron

03	John A. Halbrook

04	Dr. Ronald M. Sega
INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “FOR ALL EXCEPT” box and strike a line through the nominee’s name in the list provided above. Your shares will be voted for the remaining nominees.
Instruction for Cumulative Voting for Directors: Unless otherwise specified above, this proxy/instruction card shall authorize the proxies listed herein to cumulate all votes that the undersigned is entitled to cast at the Annual Meeting for, and to allocate such votes among, one or more of the nominees for directors, as such proxies shall determine in their sole discretion. To specify a method of cumulative voting, mark the box below with an “X” and write the number of Shares and the name(s) of the nominee(s) for directors in the space below. If you wish to cumulate your votes, you must vote by using the proxy card rather than voting by telephone or the Internet.
2.	PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2009
☐ FOR       ☐ AGAINST       ☐ ABSTAIN
3.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
Any and each of said attorneys or proxies, who are present at the meeting shall have, and may exercise, all of the powers, jointly and severally, of all said attorneys or proxies hereunder.

Date:

Signature

Signature (if held jointly)
NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.

* FOLD AND DETACH HERE *
VOTE BY TELEPHONE OR INTERNET
QUICK***EASY***IMMEDIATE
ANNUAL MEETING OF STOCKHOLDERS OF
WOODWARD GOVERNOR COMPANY
January 22, 2009
PROXY VOTING INSTRUCTIONS
TO VOTE BY MAIL
Please date, sign and mail your proxy card in the envelope provided as soon as possible.
TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
Please call 1-888-266-6788 toll-free and follow the instructions. Have your control number and the proxy card available when you call.
TO VOTE BY INTERNET
Please access the web page at www.proxyvoting.com/wgov and follow the on-screen instructions. Have your control number available when you access the web page.
YOUR CONTROL NUMBER IS